CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5600

GENERAL MARITIME CORPORATION ANNOUNCES
FIRST QUARTER 2006 FINANCIAL RESULTS

Declares Quarterly Dividend of $1.43 Per Share

Achieves Net Income of $84.4 Million

New York, New York, May 2, 2006 - General Maritime Corporation (NYSE: GMR) today reported its financial results for the three months ended March 31, 2006.

Financial Review: 2006 First Quarter

The Company had net income of $84.4 million, or $2.58 basic and $2.52 diluted earnings per share, for the three months ended March 31, 2006 compared to net income of $68.5 million, or $1.84 basic and $1.80 diluted earnings per share, for the three months ended March 31, 2005. The increase in net income was primarily the result of a gain on sale of vessels during the three months ended March 31, 2006 of $35.3 million, offset by the smaller size of our fleet during 2006 resulting in less net voyage revenue, direct vessel expenses and depreciation and amortization expenses.

Peter C. Georgiopoulos, Chairman, Chief Executive Officer, and President, said, “During the first quarter of 2006, we continued to build upon the significant success we had in 2005 and are pleased to have once again enhanced our fleet profile as well as our financial strength. With a quality, fully double-hull fleet and a strong balance sheet, General Maritime is in a favorable position to continue to deliver impressive results to both its customers and shareholders. Complementing our ongoing success monetizing our non-core assets, we received the first of four Suezmax newbuildings during the quarter. This important event marks a new period of growth for the Company and highlights General Maritime’s focus on quality modern tonnage. During a time in which we are positioning the Company for future success, we are pleased to continue to create near-term value through our dividend and share repurchase programs.”

Net voyage revenue, which is gross voyage revenues minus voyage expenses unique to a specific voyage (including port, canal and fuel costs), decreased 35.5% to $86.1 million for the three months ended March 31, 2006 compared to $133.4 million for the three months ended March 31, 2005. EBITDA for the three months ended March 31, 2006 was $94.9 million compared to $101.4 million for the three months ended March 31, 2005 (please see below for a reconciliation of EBITDA to net income). Net cash provided by operating activities was $81.5 million for the three months ended March 31, 2006 compared to $99.8 million for the prior year period. As of March 31, 2006 the Company’s net debt to book capitalization (calculated as net debt divided by net debt plus shareholders’ equity) stood at 12.5% compared to 3.8% as of December 31, 2005. After giving effect to the completion of the announced sale of the Company’s nine OBO Aframax vessels, the Company expects to be substantially debt free with nearly $1.0 billion of available liquidity.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet remained relatively flat at $37,325 per day for the three months ended March 31, 2006 compared to $37,334 for the prior year period. The Company’s average rates for vessels on spot charters increased by 11.0% to $48,096 for the three months ended March 31, 2006 compared to $43,335 for the prior year period, reflecting a continued strong rate environment and the Company’s fleet modernization program. The Company’s double hulled spot Aframax vessels earned $38,593 and the Company’s double hulled spot Suezmax vessels earned $58,686 for the quarter ended March 31, 2006.

Total vessel operating expenses, which are direct vessel operating expenses and general and administrative expenses, decreased by 16.6% to $26.7 million for the three months ended March 31, 2006 from $32.0 million for the three months ended March 31, 2005. During the same periods, the average size of General Maritime’s fleet decreased by 38.2% to 26.6 vessels from 43.0 vessels. Daily direct vessel operating expenses increased 11.5% to $5,976 for the quarter ended March 31, 2006 compared to $5,360 for the prior year period. Daily direct vessel operating expenses increased by 5.6% for the quarter ended March 31, 2006 compared to daily direct operating expenses for the full year 2005 of $5,660. These increases reflect higher crewing costs during 2006 compared to 2005. General and administrative costs increased compared to the prior year period primarily due to higher non-cash expense associated with amortization of restricted stock.

Mr. Georgiopoulos continued, “During the first quarter, we successfully completed the tender offer and consent solicitation of our 10% senior notes due 2013. The transaction was net present value positive as the premium paid was more then offset by the estimated savings of over $50 million in interest payments to the call date of March 2008. In addition to this estimated savings, we have eliminated the restricted payment basket affecting share repurchases and have strengthened our position for best serving shareholders. With the near completion of the original $200 million share repurchase program, the Board granted management the authority to repurchase an additional $200 million of stock.”

Summary Consolidated Financial and Other Data

The following table summarizes General Maritime Corporation’s selected consolidated financial and other data for the three months ended March 31, 2006 and 2005. Attached to this press release is an Appendix, which contains additional financial, operational and other data for the three months ended March 31, 2006 and 2005.

	Three months ended
	March-06	March-05

INCOME STATEMENT DATA
(Dollars in thousands, except share data)
Voyage revenues	$105,756	$161,642
Voyage expenses	(19,686)	(28,286)
Net voyage revenues	86,070	133,356
Direct vessel expenses	14,298	20,747
General and administrative expenses	12,399	11,273
Depreciation and amortization	9,867	24,960
Gain on sale of vessel	(35,323)	_
Operating income	84,829	76,376
Net interest expense	691	7,900
Other income	(219)	(15)
Net Income	$84,357	$68,491
Basic earnings per share	$2.58	$1.84

Diluted earnings per share	$2.52	$1.80
Weighted average shares outstanding, thousands	32,756	37,216
Diluted average shares outstanding, thousands	33,444	38,062

	March-06	December-05
BALANCE SHEET DATA, at end of period
(Dollars in thousands)
Cash	$93,935	$96,976
Current assets, including cash	348,555	471,324
Total assets	1,054,938	1,149,126
Current liabilities, including current portion of long-term debt	25,111	32,906
Current portion of long-term debt	_	_
Total long-term debt, including current portion	210,020	135,020
Shareholders' equity	816,083	976,125

	Three months ended
	March-06	March-05
OTHER FINANCIAL DATA
(dollars in thousands)
EBITDA (1)	$94,915	$101,351
Net cash provided by operating activities	81,520	99,790
Net cash provided (used) by investing activities	87,313	(2,928)
Net cash provided (used) by financing activities	(171,874)	(45,523)
Capital expenditures
Vessel sales (purchases) net, including construction in progress	87,531	(786)
Drydocking or capitalized survey or improvement costs	(1,255)	(4,893)
Weighted average long-term debt	191,270	457,881
FLEET DATA
Total number of vessels at end of period	26	43
Average number of vessels (2)	26.6	43.0
Total voyage days for fleet (3)	2,306	3,572
Total time charter days for fleet	987	987
Total spot market days for fleet	1,319	2,585
Total calendar days for fleet (4)	2,393	3,870
Fleet utilization (5)	96.4%	92.3%
AVERAGE DAILY RESULTS
Time Charter equivalent (6)	$37,325	$37,334
Direct vessel operating expenses per vessel (7)	5,976	5,360
EBITDA (8)	39,664	26,189

	Three months ended
	March-06	March-05
EBITDA Reconciliation
Net Income	$84,357	$68,491
+ Net interest expense	691	7,900
+ Depreciation and Amortization	9,867	24,960
EBITDA	94,915	101,351

(1)    EBITDA represents net income plus net interest expense and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Management of the Company uses EBITDA as a performance measure in consolidating monthly internal financial statements and is presented for review at our board meetings. The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often brings significant cost of financing. EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by GAAP. The definition of EBITDA used here may not be comparable to that used by other companies.
(2)    Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(3)    Voyage days for fleet are the total days our vessels were in our possession for the relevant period net of off hire days associated with major repairs, drydockings or special or intermediate surveys.
(4)    Calendar days are the total days the vessels were in our possession for the relevant period including off hire days associated with major repairs, drydockings or special or intermediate surveys.
(5)    Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by calendar days for the relevant period.
(6)    Time Charter Equivalent, or TCE, is a measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating TCE is consistent with industry standards and is determined by dividing net voyage revenue by voyage days.
(7)    Daily direct vessel operating expenses, is calculated by dividing DVOE, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance and maintenance and repairs, by calendar days for the relevant time period.
(8)    Daily EBITDA is total EBITDA divided by total vessel calendar days.

General Maritime Corporation’s Fleet

As of May 1, 2006, General Maritime Corporation’s fleet was comprised of 24 wholly owned tankers, consisting of 13 Aframax and eight Suezmax tankers and three newbuilding Suezmax contracts, with a total carrying capacity of approximately 2.5 million deadweight tons, or dwt. The average age of the Company’s fleet as of March 31, 2006 by dwt, excluding the newbuilding contracts, was 9.8 years compared to 12.1 years as of March 31, 2005. As of March 31, 2006 the average age of the Company’s Aframax tankers was 12.2 years and the average age of the Company’s Suezmax tankers was 6.5 years. After giving effect to the disposition of the Company’s nine OBO Aframax vessels the Company’s fleet will be comprised of 21 wholly owned tankers consisting of 10 Aframax and eight Suezmax tankers and three newbuilding Suezmax contracts, with an average age of 7.7 years as outlined below.

Vessel	Type	Hull	Built
Genmar Agamemnon	Aframax	DH	May- 1995
Genmar Ajax	Aframax	DH	July-1996
Genmar Alexandra	Aframax	DH	January- 1992
Genmar Constantine	Aframax	DH	October- 1992
Genmar Defiance	Aframax	DH	June-2002
Genmar Minotaur	Aframax	DH	November- 1995
Genmar Princess	Aframax	DH	January-1991
Genmar Progress	Aframax	DH	January-1991
Genmar Revenge	Aframax	DH	April-1994
Genmar Strength	Aframax	DH	January-2003

Genmar Argus	Suezmax	DH	January-2000
Genmar Gulf	Suezmax	DH	January-1991
Genmar Hope	Suezmax	DH	January-1999
Genmar Horn	Suezmax	DH	January-1999
Genmar Orion	Suezmax	DH	January-2002
Genmar Phoenix	Suezmax	DH	January-1999
Genmar Spyridon	Suezmax	DH	January-2000
Genmar Harriet G	Suezmax	DH	March-2006

Genmar Kara G	Suezmax	DH	October-2006 (1)
Newbuild 3	Suezmax	DH	October-2007 (1)
Newbuild 4	Suezmax	DH	January-2008 (1)

(1)	Expected delivery dates

Currently 10 of General Maritime Corporation’s Aframax tankers and eight of its Suezmax tankers are operating on the spot market. Two Aframax vessels (which are expected to be sold during May 2006) and none of the Company’s Suezmax tankers, are currently under time charter contracts, compared to 26% under time charter contract as of March 31, 2005.

Vessel	Vessel Type	Expiration Date	Date Sold	Average Daily Rate (1)
Genmar Spirit	OBO Aframax(2)	April 4, 2006	April 4, 2006	$19,700
Genmar Hector	OBO Aframax(2)	May 9, 2006		$19,700
Genmar Pericles	OBO Aframax(2)	April 4, 2006	April 4, 2006	$19,700
Genmar Challenger	OBO Aframax(2)	April 6, 2006	April 6, 2006	$19,700
Genmar Trader	OBO Aframax(2)	May 1, 2006	May 2, 2006	$19,700
Genmar Trust	OBO Aframax(2)	April 18, 2006	April 18, 2006	$19,700
Genmar Champ	OBO Aframax(2)	April 18, 2006	April 18, 2006	$19,700
Genmar Star	OBO Aframax(2)	May 25, 2006		$19,700

The Company’s primary area of operation is the Atlantic basin. The Company also currently has vessels employed in the Black Sea and Far East to take advantage of market opportunities and to position vessels in anticipation of drydockings.

Q1 2006 Dividend Announcement

General Maritime will be paying a quarterly dividend of $1.43 per share on or about June 5, 2006 with a record date of May 22, 2006. The dividend amount was determined in accordance with the Company’s policy of paying an amount equal to EBITDA less reserve for fleet renewal and maintenance. In addition, in determining the quarterly dividend for Q1 2006 the Company’s Board of Directors excluded the Company’s gain on sale of vessels during the quarter. The Q1 2006 dividend equates to an annualized 13.8% yield based on the closing price of General Maritime’s common stock as of May 1, 2006.

The Company policy remains to declare quarterly dividends to shareholders in April, July, October and February of each year based on its EBITDA after net interest expense and reserves for drydocking and fleet renewal, as established by the Board of Directors. For 2006, the Board has established a reserve of $44.0 million annually or $11.0 million per quarter, reflecting a $28.0 million fleet maintenance and renewal reserve and a $16.0 million drydocking reserve.

Please see below for the dividend reconciliation for the quarter ended March 31, 2006.

Three Months Ended March 31, 2006

EBITDA (1)	$94,915
- Net Interest Expense	691
Quarterly fleet maintenance and renewal
- reserve (2)	7,000
- Reserve for drydocking (2)	4,000
- Gain on sale	35,323
Available for dividends	$47,901

/ Assumed number of shares outstanding (3)	33,373
Available for dividends per share	$1.43

EBITDA Reconciliation
Net Income	$84,357
+ Net interest expense	691
+ Depreciation & Amortization	9,867
EBITDA	$94,915

Notes:
(1)
EBITDA represents net income plus net interest expense and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Management of the Company uses EBITDA as a performance measure in consolidating monthly internal financial statements and is presented for review at our board meetings. The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often brings significant cost of financing. EBITDA is not an item recognized by GAAP, and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by GAAP. The definition of EBITDA used here may not be comparable to that used by other companies.

(2)
The Company’s Board of Directors established a maintenance and renewal reserve of $7.0 million per quarter for 2006 reflecting the size of the Company’s current fleet and a drydocking reserve of $4 million per quarter for an annual 2006 reserve of $44.0 million.

(3)
Based on diluted shares at the end of the quarter ended March 31, 2006 and the estimated number of shares outstanding on the record date of May 17, 2006 taking into account potential exercises of vested options previously granted and share repurchases made through the Company’s share repurchase program.

Share Repurchase

During the 1st quarter of 2006 the Company completed its first $200 million repurchase program and, on February 21, 2006, the Company's Board of Directors approved an additional $200 million for repurchases of the Company's common stock under the share repurchase program. Since October 2005, when the share repurchase program was instituted, the Company has repurchased 5.8 million shares at an average price of $36.57. As of April 25, 2006 the Company had 33,372,814 of its common stock outstanding.

The Board will periodically review the program. Share repurchases may be made from time to time for cash in open market transactions at prevailing market prices or in privately negotiated transactions. The timing and amount of purchases under the program will be determined by management based upon market conditions and other factors. Purchases may be made pursuant to a program adopted under Rule 10b5-1 under the Securities Exchange Act. The program does not require the Company to purchase any specific number or amount of shares and may be suspended or reinstated at any time in the Company's discretion and without notice. Repurchases will be subject to the restrictions under the Company's existing credit facility.

Mr Georgiopoulos concluded, “In an effort to continue to unlock value, we plan to once again draw upon our past success in order to effectively redeploy our ample liquidity. In accomplishing this vital goal, we will maintain an intense focus on seeking appropriate acquisitions to grow our fleet and expand our industry leadership. In addition, we will look for opportunities to benefit when we believe our shares are undervalued by continuing to execute our share repurchase program. Finally, we intend to continue to return value to shareholders through our dividend policy.”

About General Maritime Corporation

General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. We also currently operate tankers in other regions including the Black Sea and Far East. General Maritime Corporation currently owns and operates a fleet of 24 tankers - 13 Aframax, eight Suezmax tankers and three Suezmax newbuilding contracts with a carrying capacity of approximately 3.0 million dwt.

Conference Call Announcement

General Maritime Corporation announced that it will hold a conference call on Wednesday, May 3, 2006 at 8:30 a.m. Eastern Daylight Savings Time to discuss its 2006 first quarter financial results. To access the conference call, dial (719) 457-2662 and ask for the General Maritime Corporation conference call. A replay of the conference call can also be accessed until May 18, 2006 by dialing (888) 203-1112 for U.S. callers and (719) 457-0820 for international callers, and entering the passcode 9267340. The conference call will also be simultaneously webcast and will be available on the Company’s website, www.GeneralMaritimeCorp.com.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: changes in demand; a material decline in rates in the tanker market; changes in production of or demand for oil and petroleum products, generally or in particular regions; greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; actions taken by regulatory authorities; changes in trading patterns significantly impacting overall tanker tonnage requirements; changes in the typical seasonal variations in tanker charter rates; changes in the cost of other modes of oil transportation; changes in oil transportation technology; increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; changes in general domestic and international political conditions; changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs); changes in the itineraries of the Company's vessels; any failure of a vessel sale agreement to close; delays in the construction or delivery of contracted newbuildings; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2005 and its subsequent reports on Form 8-K. The Company’s ability to pay dividends in any period will depend upon factors including the consent of the lenders under the Company’s secured credit facility, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of the Company’s financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary from the amounts currently estimated.

	Aframax Fleet			Suezmax Fleet			Total Fleet
		March-06	March-05		March-06	March-05		March-06	March-05

	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount % of Total for Period	Amount % of Total for Period	% Change From Prior Period	Amount	Amount

Net Voyage Revenues	-22.5%	49,507	63,878	-47.4%	36,563	69,478	-35.5%	86,070	133,356
$ 1,000's		58%	48%		42%	52%

Average Daily TCE	0.6%	29,451	29,288	17.1%	58,501	49,948	0.0%	37,325	37,334

Time Charter Revenues	6.1%	22,632	21,335		-	-	6.1%	22,632	21,335
$ 1,000's		100%	100%		0%	0%

Spot Charter Revenues	-36.8%	26,875	42,543	-47.4%	36,563	69,478	-43.4%	63,438	112,021
$ 1,000's		42%	38%		58%	62%

Calendar Days	-27.0%	1,709	2,340	-55.3%	684	1,530	-38.2%	2,393	3,870
		71%	60		29%	40%

Vessel Operating Days	-22.9%	1,681	2,181	-55.1%	625	1,391	-35.4%	2,306	3,572
		73%	61%		27%	39%

Capacity Utilization	5.5%	98.4%	93.2%	0.5%	91.4%	90.9%	4.4%	96.4%	92.3%

# Days Vessels on Time Charter	0.0%	987	987		-	-	0.0%	987	987
		100%	100%		0%	0%

# Days Vessels on Spot Charter	-41.9%	694	1,194	-55.1%	625	1,391	-49.0%	1,319	2,585
		53%	46%		47%	54%

Average Daily Time Charter Rate	6.1%	22,930	21,616		-	-	6.1%	22,930	21,616

Average Daily Spot Charter Rate	8.7%	38,725	35,631	17.1%	58,501	49,948	11.0%	48,096	43,335

Daily Direct Vessel Expenses	7.8%	5,629	5,224	22.9%	6,842	5,569	11.5%	5,976	5,360
(per Vessel)

Average Age of Fleet at End of Period		12.2	12.6		6.5	11.2		9.8	12.1
(Years)

# Vessels at End of Period	-30.8%	18.0	26.0	-52.9%	8.0	17.0	-39.5%	26.0	43.0
		69%	60%		31%	40%

Average Number of Vessels	-27.0%	19.0	26.0	-55.3%	7.6	17.0	-38.2%	26.6	43.0
		71%	60%		29%	40%

DWT at End of Period	-29.9%	1,779	2,539	-35.4%	1,691	2,619	-32.7%	3,470	5,158
		51%	49%		49%	51%